The Board of Directors
PLM International, Inc.

We consent to incorporation by reference in the registration statements on Form S-2 (No. 033-55183), on Form S-3 (No. 033-54869), and on Form S-8 (No.
033-56877), of PLM International, Inc. of our report dated February 24, 1997, relating to the consolidated balance sheets of PLM International, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of PLM International, Inc.


/S/ KPMG PEAT MARWICK LLP
----------------------------

San Francisco, California
February 27, 1997